Consent of Independent Public Accountants





The  Board  of  Directors
Ocean  Energy,  Inc.

We consent to the inclusion in Form 8-K filed by SEMCO Energy, Inc. of our report dated January 15, 1999, with respect to the combined statements of financial position of ENSTAR Natural Gas Company (a division of Seagull Energy Corporation) and Alaska Pipeline Company (a subsidiary of Seagull Energy
Corporation) as of December 31, 1998 and 1997, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1998.

KPMG  LLP

Anchorage,  Alaska
November  22,  1999